UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023

FALCON’S BEYOND GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41833	92-0261853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6996 Piazza Grande Avenue, Suite 301

Orlando, FL 32835
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (407) 909-9350

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FBYD	The Nasdaq Stock Market LLC
Warrants to purchase 0.580454 shares of Class A common stock and 0.5 shares of Series A preferred stock, each at an exercise price of $11.50 per share	FBYDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 3, 2023, in connection with the automatic conversion of all outstanding 8.00% Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”) of Falcon’s Global Beyond, Inc. (the “Company”) described in Item 8.01 below, the Company and Continental Stock Transfer & Trust Company (“Continental”) entered into a second amended and restated warrant agreement (the “Second A&R Warrant Agreement”) on substantially the same terms as were in effect under the terms of the amended and restated warrant agreement, dated as of October 5, 2023, between the Company, FAST Acquisition Corp. II and Continental, as amended by the warrant assumption, assignment and amendment agreement, dated as of October 5, 2023, between the Company and Continental (together, the “Original Warrant Agreement”). The Original Warrant Agreement was amended to reflect the withdrawal and delisting of the Company’s shares of Preferred Stock following the automatic conversion thereof.

In connection with the automatic conversion of the Preferred Stock, the Company’s outstanding warrants will be exercisable for 1.034999 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).

The foregoing description is qualified in its entirety by the text of the Second A&R Warrant Agreement, which is included as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 6, 2023, the Company issued a press release announcing the conversion of its Series A Preferred Stock and the last trading date of the Preferred Stock on Nasdaq, a copy of which is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Acquiror under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1.

Item 8.01 Other Events.

Automatic Conversion of Preferred Stock

Pursuant to the Company’s Certificate of Designation, the Company’s Preferred Stock automatically converts, without any action on the part of the holders thereof, into shares of Class A Common Stock if at any time the volume weighted average closing price of the Class A Common Stock exceeds $14.30 for at least 20 trading days during a period of 30 consecutive trading days ending on the trading day immediately preceding the date of determination, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like.

On November 3, 2023, the Audit Committee of the Company determined that the volume weighted average closing price of the Class A Common Stock exceeded $14.30 for 20 consecutive trading days. Accordingly, on November 6, 2023, all outstanding shares of Preferred Stock automatically converted into shares of Class A Common Stock at a conversion rate of 0.90909 shares of Class A Common Stock for each share of Preferred Stock. No action by the holders of Preferred Stock was required in connection with the automatic conversion. Cash was paid in lieu of fractional shares in accordance with the terms of the Preferred Stock. An aggregate of approximately 600,000 shares of Class A Common Stock were issued upon conversion of the Preferred Stock. Following the automatic conversion of the Preferred Stock, there are no outstanding shares of Preferred Stock.

In connection with the automatic conversion of the Preferred Stock, the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) of the conversion and requested that Nasdaq file with the Securities and Exchange Commission a notification on Form 25 to report the delisting of the Preferred Stock from Nasdaq and to deregister the Preferred Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. As of the close of trading on November 6, 2023, the shares of Preferred Stock will cease trading on Nasdaq.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
4.1*	Second Amended and Restated Warrant Agreement, dated November 3, 2023, by and between Falcon’s Beyond Global, Inc. and Continental Stock Transfer & Trust Company.
99.1*	Press Release dated November 6, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2023	FALCON’S BEYOND GLOBAL, INC.

	By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	Chief Executive Officer

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